Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
info@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor’s Revenue Grows 27% for First Quarter of 2010

VALLEY COTTAGE, NY—May 14, 2010—CreditRiskMonitor (OTCBB: CRMZ) reported that revenues increased 27% to $2.21 million and operating income grew faster for the 3 months ended March 31, 2010. Cash and cash equivalents at the end of the first quarter totaled $5.11 million, up from $4.68 million at 2009 year-end.

Jerry Flum, CEO said, “The first quarter of 2010 produced record 1st quarter revenues and operating income. Further, our cash balance at March 31st was the highest in our history even after the payment last December of our first-ever dividend. We are achieving these results with no debt.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 MONTHS ENDED MARCH 31, 2010 AND 2009
(Unaudited)

	2010	2009

Operating revenues	$2,211,702	$1,743,125

Operating expenses:
Data and product costs	597,767	500,442
Selling, general and administrative expenses	1,274,148	1,234,890
Depreciation and amortization	27,707	23,654

Total operating expenses	1,899,622	1,758,986

Income (loss) from operations	312,080	(15,861)
Other income	727	22,548

Income before income taxes	312,807	6,687
Provision for income taxes	129,331	1,463

Net income	$183,476	$5,224

Net income per common share of stock:

Basic	$0.02	$0.00
Diluted	$0.02	$0.00

Weighted average number of common shares outstanding:

Basic	7,889,785	7,849,462
Diluted	8,298,814	7,923,630

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
MARCH 31, 2010 AND DECEMBER 31, 2009

	March 31,	Dec. 31,
	2010	2009
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$5,108,948	$4,679,466
Accounts receivable, net of allowance	1,454,191	1,370,523
Other current assets	220,111	253,857

Total current assets	6,783,250	6,303,846

Property and equipment, net	261,935	261,591
Goodwill	1,954,460	1,954,460
Deferred taxes on income	788,381	913,503
Prepaid and other assets	47,086	23,116

Total assets	$9,835,112	$9,456,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$5,705,359	$5,321,116
Accounts payable	46,850	42,614
Accrued expenses	442,589	698,832

Total current liabilities	6,194,798	6,062,562

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 7,899,462 and 7,849,462 shares, respectively	78,994	78,494
Additional paid-in capital	28,395,478	28,333,094
Accumulated deficit	(24,834,158)	(25,017,634)

Total stockholders’ equity	3,640,314	3,393,954

Total liabilities and stockholders’ equity	$9,835,112	$9,456,516

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals that competes with Dun & Bradstreet, Equifax and Experian.

Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports.